EXHIBIT I-1



                      Fees, Commissions and Expenses




Commission filing fee for the Registration
Statement on Form S-4 . . . . . . . . . . . . . .      $  620,000

Outside Consultants . . . . . . . . . . . . . . .      $  139,000

Legal Fees. . . . . . . . . . . . . . . . . . . .      $  592,000

Printing, Soliciting, Mailing and broker
reimbursements. . . . . . . . . . . . . . . . . .      $  680,000

Stock Certificates. . . . . . . . . . . . . . . .      $  100,000

Miscellaneous . . . . . . . . . . . . . . . . . .      $  215,000

  Total . . . . . . . . . . . . . . . . . . . . .      $2,346,000